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                                                                     Exhibit B-2

                                                           Director's Resolution
                                                                  April 21, 2003

                           COLUMBIA GAS OF OHIO, INC.

                          RESOLUTIONS AMENDING BY-LAWS

                  WHEREAS, The directors of the Corporation believe it to be in the best interests of the Corporation to amend the By-Laws to change the date of the annual meeting of the shareholders and the number of directors to constitute an executive committee,

                  NOW, THEREFORE, BE IT RESOLVED, That Article IV, Section 1, of the By-Laws of the Corporation shall be deleted in its entirety and is hereby amended and restated to read as follows:

                                   "SECTION 1.

                                 Annual Meeting

                           The annual meeting of the shareholders shall be held
                  at the office of the Corporation in Columbus, Ohio, at such time as may be fixed by the President or the Secretary and stated in the notice of the meeting, or in a waiver of notice signed by all the shareholders of record, on the third Tuesday in the month of May of each year, if such day is not a legal holiday, and if a holiday, then on the next business day which is not a legal holiday, for the election of directors and for the transaction of such other business as may properly come before the meeting."

                  FURTHER RESOLVED, That Article VI, paragraph (a), of the By-Laws of the Corporation shall be deleted in its entirety and is hereby amended and restated to read as follows:

                           "(a) The Board of Directors shall, by resolution
                  adopted by a majority of the whole Board, designate annually two or more of their number, one of whom shall be of the Corporation, to constitute an Executive Committee. When the Board of Directors is not in session, the

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                  Executive Committee shall have and may exercise, all lawfully delegable powers of the Board of Directors. Each member of the Executive Committee other than the President of the Corporation shall continue to be a member thereof only during the pleasure of a majority of the whole Board. The Board of Directors may also designate, as alternative members of the Executive Committee, other Directors who, in the event of disaster or emergency resulting from nuclear or other major destruction, shall serve in such order of succession as the Board may deem desirable, in the place of any member or members of the Executive Committee who at the time of such disaster may be incapacitated or prevented from reaching the place where the meeting of the Executive Committee is to be held."